Exhibit 99.1

News Release

January 25, 2021

R. Andrew Watts

Chief Financial Officer

(386) 239-5770

BROWN & BROWN, INC.

ANNOUNCES PROMOTION OF STEPHEN M. BOYD TO LEAD WHOLESALE

BROKERAGE SEGMENT

(Daytona Beach, Florida) . . . Brown & Brown, Inc. (NYSE:BRO) (the “Company”) today announced the promotion of Stephen M. Boyd to the position of Executive Vice President and President of the Company’s Wholesale Brokerage Segment.

Mr. Boyd most recently served as the Company’s Senior Vice President of Technology, Innovation, and Digital Strategy.  He joined the Company’s subsidiary, Arrowhead General Insurance Agency, Inc., in 1995 and has served in various roles, including as Arrowhead’s President and Chief Operating Officer, President of Arrowhead’s Commercial Division, and Arrowhead’s Chief Information Officer. He has also served as a senior leader within Brown & Brown’s National Programs Segment.

Anthony T. Strianese, who previously served as the President of the Company’s Wholesale Segment, has been named Chairman of the Company’s Wholesale Brokerage Segment.  He will remain an Executive Vice President of the Company and will continue to serve on the Company’s executive leadership team.

Powell Brown, the Company’s President and Chief Executive Officer, stated, “For more than two decades, Tony Strianese has been the leading force behind the extraordinary growth and success of our Wholesale Brokerage Segment.  We are thankful for his years of valuable service and are fortunate we will continue to benefit from his leadership and guidance as Steve

Exhibit 99.1

transitions into his new position.  As someone with an impressive breadth of experience in various operating and technology roles, Steve has proven himself as an exceptional leader, and we are excited about his ability to continue driving profitable growth for the Wholesale Brokerage Segment into the future.”

Brown & Brown, Inc. is a leading insurance brokerage firm, providing risk management solutions to individuals and businesses. With more than 80 years of proven success and thousands of teammates, we offer knowledge you can trust and strive to deliver superior customer service. For more information, please visit bbinsurance.com.

This press release may contain certain statements relating to future results which are forward-looking statements, including those associated with the Wholesale Brokerage Segment. These statements are not historical facts, but instead represent only Brown & Brown’s current belief regarding future events, many of which, by their nature, are inherently uncertain and outside of Brown & Brown’s control. It is possible that Brown & Brown’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Further information concerning Brown & Brown and its business, including factors that potentially could materially affect Brown & Brown’s financial results and condition, as well as its other achievements, is contained in Brown & Brown’s filings with the Securities and Exchange Commission. Such factors include those factors relevant to Brown & Brown’s consummation and integration of the announced acquisition, including any matters analyzed in the due diligence process, and material adverse changes in the business and financial condition of the seller, the buyer, or both, and their respective customers. All forward-looking statements made herein are made only as of the date of this release, and Brown & Brown does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which Brown & Brown hereafter becomes aware.

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